Exhibit 10.8

Lisa Prasad Vice President & Chief Innovation Officer Henry Ford Health System	February 12, 2025

Henry Ford Hospital 2799 W. Grand Blvd. (313) 916-7044 Lprasad1@hfhs.org	David S. Richmond CEO BioVentrix, Inc. 120 Forbes Boulevard, Suite 125 Mansfield, MA 02048

Subject: Agreement on Annual Minimum Payment Adjustment

Dear Mr. Richmond,

This letter serves to confirm the agreement between Henry Ford Health (HFH) and BioVentrix, Inc. (BioVentrix) regarding an adjustment to the annual minimum payment under the Exclusive License Agreement dated December 28, 2021.

Per our discussions, the parties agree to adjust the annual minimum payment to 65% of $25,000, which amounts to $16,250 per payment. This adjustment applies retroactively to the two payments currently owed to HFH, resulting in a total outstanding amount of $32,500. All future annual minimum payments shall also reflect this adjusted amount unless otherwise modified in writing by both parties.

As part of this agreement, HFH will not take further action to reinstate the lapsed German and Italian patents under EP2282798.

This letter serves as a formal record of our agreement. Please acknowledge your acceptance of these terms by signing below.

Lisa Prasad Vice President & Chief Innovation Officer Henry Ford Health System	Should you have any questions or require further clarification, please do not hesitate to reach out. Sincerely,

Henry Ford Hospital	/s/ Lisa Prasad
2799 W. Grand Blvd. (313) 916-7044 Lprasad1@hfhs.org	Lisa Prasad Vice President, and Chief Innovation Office Henry Ford Innovations

Acknowledged and Agreed:

BioVentrix, Inc.

By:	/s/ Dave Richmond
Name:	Dave Richmond
Title:	Co-CEO
Date:	2/14/2025